Exhibit 99.1

Contacts:	Robert Saltmarsh	Pam Lord
	Chief Financial Officer	Porter Novelli Life Sciences
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	858-527-3484
plord@pnlifesciences.com

NANOGEN RECEIVES $25 MILLION

EQUITY FINANCING COMMITMENT

SAN DIEGO, CA (May 10, 2006) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, announced today that it has received a commitment for up to $25 million in common stock equity financing from Azimuth Opportunity Ltd. Subject to the terms and conditions of a purchase agreement between Nanogen and Azimuth Opportunity, over the next eighteen months, Nanogen may sell registered shares of its common stock, at its discretion, to Azimuth Opportunity at a small discount from market price.

The shares of common stock are being offered pursuant to an effective registration statement filed with the SEC on June 20, 2005 and a related registration statement filed with the SEC on May 9, 2006 pursuant to Rule 462(b) of the Securities Act of 1933, as amended.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments or otherwise.

#  #  #  #